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                                                                   EXHIBIT 10.19


A.G. Altomare
15931 Camino Del Cerro
Los Gatos, CA  95032

Dear Fred:

I am pleased to offer you the position of Vice President Consulting Services reporting to Tony Domit, President and CEO, at Document Sciences Corporation. Your proposed start date is January 15, 1996, with a starting salary of $85,000.00 payable semi-monthly. For 1996 Document Sciences will provide a commission plan of 1.5% of recognized consulting revenue payable monthly. In addition, a profit incentive of 2.75% of profit earned on consulting revenue will be payable quarterly. The profit incentive will be capped at $25,000 annually.

You will receive a $4,000 per month recoverable draw for six months. The outstanding balance cannot exceed $12,000 for the period.

You will receive stock options to purchase 8,000 shares of Document Sciences Corporation common stock, subject to approval of the board of directors, and state and federal regulations.

Document Sciences Corporation will reimburse up to $13,500.00 for moving and temporary living expenses. All receipts must submitted by December 31, 1996.

You will have the opportunity to participate in our benefit plans. On an annual basis you will be eligible for ten days of paid vacation, and two personal days that you may choose to supplement Document Sciences Corporation scheduled holidays.

In accordance to our standard policy you must pass a drug test as part of the employment process. If you have any questions regarding the testing please contact Tiffany Skinner at 619/ 625-3028.

You are an employee at will. Accordingly, either the employee or Document Sciences Corporation can terminate the employment relationship at will, at any time, with or without cause or advance notice. Neither this letter nor any of our plans or policies constitutes an employment contract between you and Document Sciences.

I am looking forward to you joining our growing team. Please indicate your acceptance in all respects by signing and returning this letter and the Proprietary Information and Conflict of Interest Agreement. If you have any questions please call.

Very truly yours,

/s/ Tony N. Domit                                      ______________________
                                                       A. G. Altomare
Tony N. Domit
President & CEO                                        ______________________
                                                       Date

enclosures